EXHIBIT 99.1

For further information, contact:

Dr. Paul D’Sylva

CEO

Phone: 858-699-0298

Fax: 858-550-4074

Commonwealth Biotechnologies, Inc. announces delay in

reporting Second Quarter and Year to Date Financial Results through June, 2007

RICHMOND, Va.—(BUSINESS WIRE)—Aug. 20, 2007—Commonwealth Biotechnologies, Inc. (NASDAQ:CBTE) wishes to advise that the results for its second quarter and year to date ended June 30, 2007 will be released later this week. The delay in the reporting of the results has resulted from complexities associated with two acquisitions in the first six months of this fiscal year. As these acquisitions were based in Australia and the United Kingdom, respectively, the coordination of the financial reporting process for the acquired entities has been delayed due to timing of the acquisitions. It is anticipated that the Company’s 10-QSB will be announced by week’s end.

About CBI

The CBI group offers cutting-edge R&D products and services to the global life sciences industry. CBI now operates four distinct business units: (1) CBI Services, a discovery phase contract research organization with a major emphasis in biodefense contracting; (2) Fairfax Identity Laboratories, a DNA reference business; (3) Mimotopes Pty, Ltd., Melbourne, Australia, a peptide and discovery chemistry business; and (4) Tripos Discovery Research, Ltd., Bude, UK, a medicinal and synthetic discovery chemistry business. Collectively, CBI companies employ over 140 staff in world-class laboratories. For more information, visit CBI on the web at www.cbi-biotech.com.

Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof.